Exhibit j1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of MainStay VP Funds Trust of our reports dated February 21, 2018, relating to the financial statements and financial highlights, which appear in MainStay VP Funds Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, and “Independent Registered Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, NY

November 30, 2018